EXHIBIT 99.2

news release

QLT  ANNOUNCES TSX APPROVAL OF US $50 MILLION SHARE

REPURCHASE PROGRAM

For Immediate Release                                                                                                                                  August 11, 2003

VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced that The Toronto Stock Exchange has accepted notice of QLT’s intention to make a normal course issuer bid in the open market through the facilities of The Toronto Stock Exchange and/or the NASDAQ Stock Market announced earlier today.

The notice provides that QLT may, during the period commencing August 13, 2003 and ending August 12, 2004, purchase for cancellation up to a maximum of 5,000,000 common shares, being approximately 7.32% of the public float of 68,338,072 shares.  There are approximately 68,840,852 common shares outstanding.

All purchases will be effected in the open market through the facilities of The Toronto Stock Exchange and/or the NASDAQ Stock Market in accordance with the rules of those markets.

QLT intends to use a portion of the proceeds from its offering of convertible senior notes announced earlier today to repurchase shares pursuant to the bid.  The balance will be used for general working capital.

The Board of Directors of QLT has determined to commence the share repurchase program in light of QLT’s strong cash position and that the repurchase of QLT’s common shares is a prudent use of its funds.

QLT Inc. is a global biopharmaceutical company specializing in the discovery, development and commercialization of innovative therapies to treat eye diseases, cancer and in other niche areas for which treatments can be marketed by a specialty sales force.

QLT Inc.:

Therese Hayes / Tamara Hicks

Telephone: 604-707-7000 or 1-800-663-5486

Fax: 604-707-7001

QLT Inc. is listed on The Nasdaq Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, our success in repurchasing the maximum number, if any at all, of our common shares sought to be acquired under the bid.  These statements are only expectations and actual events or results may differ materially. Factors that could cause such actual events or results expressed or implied by such forward-looking statements to differ materially from any future results expressed or implied by such statements include, but are not limited to: our failure to maintain the cash necessary to fund share repurchases pursuant to the bid due to fluctuations in our operating results, the need to fund our operating activities, potential acquisitions or investments in businesses, products or technologies and other factors described in detail in QLT’s Annual Information Form on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.  Forward-looking statements are based on our current expectations and QLT is not obligated to update such information to reflect later events or developments.